Exhibit 10.1

July 7, 2010

Mr. Kendall Young

7 Independence Court

Madison, New Jersey 07940

Dear Kendall:

We are pleased to offer you the position of Executive Vice President at HCP, Inc.  This offer is subject to Board of Directors and Compensation Committee approval. Your start date will be no later than September 13, 2010.  If you are unable to start by that date, this offer will be withdrawn. This offer is also contingent upon the satisfactory completion of a background check and other pre-employment screenings.   An Authorization and Disclosure Form is attached for your review and signature. We will notify you once the pre-employment screenings have been completed.

Arrangements of your employment are as follows:

1.               Your base annual compensation will be $300,000 paid on a semi-monthly basis.  Your position is exempt.

2.               Your 2010 bonus will be payable in cash and, unless you resign or are discharged for misconduct prior to December 31, 2010, will be $235,000 which is a prorated amount based on the actual number of days you will have worked during 2010. Thereafter, annual bonuses are discretionary.   Since discretionary bonuses are paid both for performance during a year and for continued active service until the date the bonus is paid, no discretionary bonus will be paid unless you are still actively employed at the time bonuses are paid. Bonuses are typically awarded in the first quarter of the year following the year for which performance is evaluated.

3.               Performance and compensation evaluations are performed on an annual basis.

4.               You are eligible for 20 days of vacation per year, which begin accruing upon employment.   Hours for your initial month will be pro-rated based upon your start date.  You will also be eligible to participate in all company programs (e.g., indemnification and change in control) generally available to other executive vice presidents.

5.               Upon employment, 18,000 shares of restricted common stock will be awarded to you.  This is a “one-time” grant in the context of joining HCP.  This stock is subject to a pro rata five year annual vesting schedule.

6.               In the first quarter of 2011, you will be granted a combination of performance based restricted stock units and stock options with a “value upon grant” of no less than $250,000.  Value upon grant means (i) for restricted stock units, the closing price of HCP’s common stock on the date of the grant times the number of shares granted plus (ii) for stock options, the value as calculated by the Black—Scholes or other similar valuation method times the number of options granted.  The equity described in this paragraph is subject to a pro rata five year annual vesting schedule.

7.               On the first of the month following date of employment (or coincident with the date of employment if such date is the first business day of the month) you will be eligible to contribute to the 401(k) Plan and eligible for the following benefits to the extent provided to regular employees of HCP: medical, dental, vision, life and disability insurance.  Additionally, on the first of the month following 90 days of employment, you will be eligible to participate in the Section 125 Cafeteria Plan’s Health Care & Dependent Care Flexible Spending Plan. You will become eligible to receive the company matching contribution for the 40l (k) Plan on the first of the month following three months of employment.

8.               HCP will reimburse you for actual documented relocation costs as set forth in the attached addendum, but not to exceed $175,000.  HCP will provide a reasonable “gross-up” for tax purposes on relocation expenses and such “gross-up” will not be subject to the $175,000 cap.  If your employment with HCP terminates for good cause or you resign within one and a half years of your employment start date, you will be required to reimburse HCP for your relocation allowance. If not previously utilized, relocation benefits will expire in their entirety after 18 months from your start date.

You understand that you will be an employee at will and that you may quit or be transferred, reassigned, promoted, suspended, demoted and/or discharged at any time with or without cause and with or without prior notice. No other promises or representations have been made to you.

You represent that by accepting and signing this offer letter and providing services to HCP, you will not be in breach or violation of any contract or legal obligation that you may owe to anyone, including any current or former employer, and you have not and will not now or in the future, by reason of your employment with HCP breach or violate any contract or legal obligation owed to anyone, including any current or former employer. If for any reason any of the foregoing representations are untrue or inaccurate, or become untrue or inaccurate after your acceptance of this offer letter, then HCP shall have no further obligations to you.

You will also be required to sign an agreement that any employment dispute will be subject to arbitration.  Attached is the agreement for your review.

Kendall, once you have had a chance to review the foregoing, please sign the enclosed copy of this letter, and return under confidential cover to me.  This offer will expire on July 14, 2010, if not earlier accepted.

Sincerely,

/s/ Paul Gallagher
Paul Gallagher
Executive Vice President
Chief Investment Officer

I agree to accept employment with HCP on this basis. I agree that no other promises or representations have been made to me relating to my employment other than those set forth in writing above.

Accepted by:	/s/ [ILLEGIBLE]

Dated:	7/12/2010

Attachments

Addendum to Offer Letter

Reimbursable Relocation Expenses

1.               Movement (packing, unpacking, transportation and insurance) of household goods and personal effects.  You may complete your move in 2 shipments provided it is completed within the 18 months from your start date.

2.               Transportation of up to two automobiles.

3.               Temporary storage of household goods and personal effects.

4.               To the extent and for the period after you purchase a primary residence in Southern California, interest payments and property taxes on your New Jersey residence for up to 12 months until the earlier of the sale of your New Jersey residence or the date that is 18 months after your start date.  Temporary rental for up to 12 months or until you acquire a primary residence in California.

5.               Commuting (between New Jersey and Southern California) for 1 one-way trip for your family and up to 4 round-trip flights for you or your wife until the earlier of eighteen months after your start date or 10 days after the sale of your primary residence.

6.               Normal closing costs of buying and selling primary residences (including broker’s commission, legal, title, transfer taxes/documentary stamps, survey, recording, notary, credit report, appraisal and loan origination fees).